Exhibit 99.1

MGC Diagnostics Corporation Through its subsidiary Medical Graphics Corporation 350 Oak Grove Parkway St. Paul, Minnesota USA, 55127-8599

MGC Diagnostics Announces its Intent to Acquire Medisoft SA| ACQUISITION would create A Global Leader in Cardio-Respiratory diagnostic products

St. Paul, MN (March 20, 2014) -- MGC Diagnostics Corp. (NASDAQ: MGCD) a leading global medical technologies company, today announced it has entered into a letter of intent to acquire Medisoft SA of Sorinne, Belgium.

Under the proposed agreement, MGC Diagnostics would acquire all the outstanding shares of Medisoft stock. Medisoft, a privately held independent manufacturer of Cardio-Respiratory diagnostics products, had 2013 revenues of approximately € 5 million ($ 6.6 million).

The acquisition would significantly expand MGC Diagnostics Cardio-Respiratory diagnostics business internationally by adding new products, manufacturing and distribution capabilities, and establishing the company as a leader in the Cardio-Respiratory market.

“The acquisition of Medisoft is well-aligned with our strategic plan," said Gregg O. Lehman, Ph. D., CEO and President of MGC Diagnostics. "Together, MGC Diagnostics and Medisoft would have the R&D, sales, marketing and manufacturing resources to drive innovation and growth in major global markets."

MGC Diagnostics and Medisoft share complementary product lines, technologies, operations and geographic markets. The acquisition would enable MGC Diagnostics to:

•	Increase global footprint: With the majority of Medisoft revenues originating outside the United States, Medisoft would advance MGC Diagnostics’ strategy to augment product offerings, develop established markets, expand emerging markets, enhance customer support initiatives and meet the competitive demands of the global market;

•	Establish direct global operations: Our acquisition of Medisoft, including its subsidiaries in France, Italy and Germany, would provide MGC Diagnostics scale, presence and support to our well established distribution partnerships in these territories; and

•	Enhance product and intellectual property portfolio: Medisoft’s diverse product line, manufacturing capacity and R&D pipeline has enabled Medisoft to grow faster than the market. The acquisition would result in a robust, competitive and scalable portfolio of present and future products for the combined company.

“I am confident that this transaction would provide Medisoft tremendous potential for growth. The complementary product fit between the two companies, strong cultural fit of our management teams and our missions – dedicated to cardio-respiratory health solutions – are well aligned. MGC Diagnostics is the right partner,” said Guy Martinot, President and Founder of Medisoft.

The acquisition is subject to completion of confirmatory due diligence, the negotiation and execution of a definitive agreement and customary closing conditions. MGC Diagnostics expects to complete the Medisoft acquisition prior to May 31, 2014. The transaction is not subject to MGC Diagnostics shareholder approval. MGC Diagnostics Corporation intends to finance the transaction from a combination of it current cash and cash equivalents, working capital and a bank credit facility.

About Medisoft SA

Headquartered in Sorinnes, Belgium, Medisoft has employees in three primary locations worldwide, including manufacturing operations in Belgium and Italy, a global sales organization with a rich 35-year history serving the cardio-respiratory diagnostics market. Medisoft is certified EN ISO13485:2003, CAN/CSA ISO13485:2003 and ANSI/AAMI/ISO 13485:2003, and its products are CE marked and licensed under the Canadian Medical Devices Regulations.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardio-respiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardio-respiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. In addition, these forward-looking statements are subject to the Company’s ability to negotiate and enter into a definitive acquisition agreement, complete the acquisition, and profitably integrate the Medisoft operations into a combined company. For a list of additional factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,“ in the company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com